EXHIBIT 4.10
                                                                    ------------

                           CERTIFICATE OF DESIGNATIONS
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                      OF 8% SERIES D CUMULATIVE CONVERTIBLE
                        PREFERRED STOCK BY RESOLUTION OF
                            THE BOARD OF DIRECTORS OF
                            EXECUTIVE TELECARD, LTD.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                       8% SERIES D CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

         I, Christopher J. Vizas, Chairman of the Board of Executive TeleCard, Ltd. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board of Directors, in accordance with the provisions of Section 151 of the DGCL, adopted the following resolution, effective as of January 12, 1999 providing for the creation of the 8% Series D Cumulative Convertible Preferred Stock:

         RESOLVED that, pursuant to Article IV of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Cumulative Convertible Preferred Stock consisting of 125 shares having a par value of $.001 per share, which series shall be titled "8% Series D Cumulative Convertible Preferred Stock."

         The designations, rights, preferences, privileges and restrictions of the 8% Series D Cumulative Convertible Preferred Stock shall be made as follows:

         1. Designation and Amount. This series of Preferred Stock shall be designated and known as "8% Series D Cumulative Convertible Preferred Stock" (the "Series D Preferred Stock") and shall consist of 125 shares. The shares of the Series D Preferred Stock may be issued in different series if more than one Closing shall occur. All the series of the Series D Preferred Stock shall have identical rights, preferences, privileges and restrictions as set forth below, except with respect to the date of the Closing, the First Conversion Date and the Conversion Price. The par value of the Series D Preferred Stock shall be $.001 per share. Certain defined terms used herein are defined in paragraph 8 below.

         2. Voting. 2(a) Except as may be otherwise provided by these terms of the Series D Preferred Stock or by law, the holders of Series D Preferred Stock shall


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have no  voting  rights  unless  dividends  payable  on the  shares  of Series D
Preferred Stock are in arrears for six quarterly periods, in which case the holders of Series D Preferred Stock voting separately as a class with the shares of any other Preferred Stock having similar voting rights, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect one director (such voting rights will continue until such time as the dividend arrearage on Series D Preferred Stock has been paid in full). The affirmative vote or consent of holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock will be required for the issuance of any class or series of stock of the Corporation ranking senior to or pari passu with the shares of Series D Convertible Preferred Stock (other than the Series A Preferred Stock and Series C Preferred Stock), each par value $.001 per share, authorized as of the date hereof) as to dividends or rights on liquidation, winding up and dissolution.

         2(b) Whenever holders of Series D Preferred Stock are required or permitted to take any action by vote as a single class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the Series D Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         3. Dividends. 3(a) The holders of the Series D Preferred Stock shall be entitled to receive, out of funds legally available therefor, when, as and if declared by the Board of Directors, cumulative annual dividends of 8.0% of the Liquidation Amount (as defined below) per share of Series D Preferred Stock outstanding (the "Accruing Dividends"). Accruing Dividends shall accrue from the Issue Date (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Accruing Dividends shall be payable quarterly out of assets legally available therefor on March 31, June 30, September 30 and December 31 (each of such dates being hereinafter referred to as a "Dividend Payment Date"), commencing December 31, 1999, when, as and if declared by the Board of Directors. All dividends that would accrue through December 31, 2000 on each share of Series D Preferred Stock (whether or not then accrued) shall be payable in full upon conversion of such share (when, as and if declared by the Board of Directors).

         3(b) On each Dividend Payment Date commencing December 31, 2000, or upon conversion of Series D Preferred Stock (subject to Section 5(a)(vi)), Accruing Dividends, may at the option of the Corporation, be payable (i) in cash, (ii) in kind in additional fully paid nonassessable shares of Series D Preferred Stock (including fractional shares, as necessary) at the rate of .01 share of Series D Preferred Stock for each $1,000 of such dividend not made in cash, or (iii) a combination thereof.





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         3(c) All shares of Series D  Preferred  Stock  which may be issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.

         3(d) The record date for the payment of Accruing Dividends shall, unless otherwise altered by the Corporation's Board of Directors, be the fifteenth day of the month immediately preceding the month in which the Dividend Payment Date occurs, but in no event more than sixty (60) days nor less than ten
(10) days prior to the Dividend Payment Date

         3(e) No dividends shall be granted on any Common Stock or other Junior Stock unless and until all accrued but unpaid dividends with respect to the Series D Preferred Stock have been paid in full. Accruing Dividends shall not be payable unless and until all accrued but unpaid dividends with respect to any Senior Stock then outstanding have been paid in full.

         4. Liquidation. 4(a) (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder(s) of each outstanding share of Series D Preferred Stock shall first be entitled, before any distribution or payment is made upon any Junior Stock but after the full liquidation preference has been paid with respect to all Senior Stock, to be paid, in the case of each such share, an amount equal to $100,000 per share of Series D Preferred Stock (the "Liquidation Amount"), plus accrued and unpaid dividends thereon (collectively, the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Preferred Stock shall be insufficient to permit payment in full to all holders of Series D Preferred Stock of the aggregate Liquidation Preference and the amount of any payment to all holders of any other class or series of Preferred Stock ranking on parity with the Series D Preferred Stock as to liquidation, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series D Preferred Stock and the holders of any other class or series of Preferred Stock ranking on parity with the Series D Preferred Stock as to liquidation, in accordance with the respective amounts payable on liquidation upon the shares of Series D Preferred Stock and such Preferred Stock ranking on parity with the Series D Preferred
Stock as to liquidation. After payment in full to the holders of Series D Preferred Stock of the aggregate Liquidation Preference as aforesaid, holders of the Series D Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         (ii) Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given (A) by certified or registered mail, postage prepaid, (B) by a nationally known overnight delivery service or (C) by hand, not less than 45 days prior to the payment date stated therein, to each holder of record of Series D Preferred Stock,


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

such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         4(b) None of the merger or the consolidation of the Corporation, or the sale, lease or conveyance of all or substantially all of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4, unless such sale, lease, or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

         5. Conversion. The holders of shares of Series D Preferred Stock shall have the following conversion rights:

         5(a). Right to Convert. (i) Subject to the terms and conditions of paragraph 5, including this paragraph 5(a)(i), the holder of any share or shares of Series D Preferred Stock shall have the right at the option of the holder to convert any such share or shares of Series D Preferred Stock, at any time following the 90th day following the relevant Closing (the "First Conversion Date"), into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is obtained by (1) multiplying the number of shares of Series D Preferred Stock by the Liquidation Amount and (2) dividing the result by the initial conversion price equal to the lesser of (x) $1.60 and (y) in the event (and only in the event) that the Corporation does not have positive EBITDA for any fiscal quarter commencing with the quarter in which the first Closing occurs and the third fiscal quarter of the Corporation's 1999 fiscal year and does not complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Corporation of at least $20 million on or prior to the end of the third fiscal quarter of the
Corporation's 1999 fiscal year, the last reported closing bid price of the Common Stock on Nasdaq on the last trading day prior to the Corporation's receipt of the written notice referred to in subparagraph 5(a)(iv) of such conversion (such conversion price, as it may have last been adjusted pursuant to the terms hereof, is referred to herein as the "Conversion Price"). Notwithstanding the foregoing, except as provided below, the Series D Preferred Stock (including any shares issued in payment of dividends) may be converted into a maximum of 3,260,091 shares of Common Stock (reduced by the number of shares that are issued upon the exercise of any Additional Warrants), and from and after issuance of such number of shares of Common Stock upon conversion of the Series D Preferred Stock, all shares of the Series D Preferred Stock (whether or not then outstanding) shall cease to be convertible (a "Cessation of Conversion Event"). On or after forty-five (45) days following the Cessation of Conversion Event, the Corporation shall, upon written election by the Corporation or any holder, redeem the number of outstanding shares of Series D Preferred Stock as are indicated in such written election for an amount equal to the Liquidation Preference of such shares. Any redemption by the Corporation shall be made ratably among the holders of Series D Preferred Stock. In the event that the Company receives all requisite shareholder approvals to issue


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more than the  maximum  number of shares of Common  Stock set forth  above,  the
Company shall issue all shares of Common Stock issuable upon conversion of the Series D Preferred Stock, even if such number exceeds the maximum share limitation set forth above.

         (ii) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate, on the earliest to occur of (1) the first date as of which the last reported sales price of the Common Stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series D Preferred Stock is outstanding, (2) the date that 80% or more of the Series D Preferred Stock issued by the Corporation, cumulatively from and after the date hereof (including without limitation all Series D Preferred Stock issued in the first Closing), whether or not such Series D Preferred Stock is then outstanding, has been converted into Common Stock, the holders thereof have agreed with the Corporation in writing to convert such Series D Preferred Stock into Common Stock or a combination of the foregoing, or (3) the Corporation closes a public offering of equity securities of the Corporation at a price of at least $3.00 per share and with gross proceeds to the Corporation of at least $20 million.

         (iii) Upon any Change of Control, however, each holder of Series D Preferred Stock shall, in the event that the last reported sale price of the Common Stock on Nasdaq on the date immediately preceding the date of the Change of Control (the "Change of Control Price") is less than the Conversion Price, have a one time right to convert such holder's shares of Series D Preferred Stock into shares of the Common Stock at a conversion price equal to the Change of Control Price. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the number of shares of Common Stock to be converted multiplied by the Change of Control Price.

         (iv) Such rights of conversion (other than automatic conversion) shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series D Preferred Stock into Common Stock. Such written notice may be given by telecopying a written and executed notice of conversion to the Corporation at its main telecopier number at its principal office and delivering within five (5) business days thereafter, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series D Preferred Stock), together with a copy to the Corporation's transfer agent, the original notice of conversion by express courier, together with a certificate or certificates for the shares to be so converted, duly endorsed to the Corporation or in blank, and with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued; provided, however, that the Corporation shall not be obligated to issue certificates for shares of Common Stock


                                      -5-
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in any name other than the name or names set forth on the  certificates  for the shares of Series D Preferred Stock being converted unless all requirements for transfer of Series D Preferred Stock have been complied with. Conversion shall be effective upon receipt by the Corporation and the transfer agent of the telecopied notice (provided that the original notice and the share certificate or certificates are sent to the Corporation and the transfer agent as contemplated above).

         (v) In case of any liquidation of the Corporation, all rights of conversion shall cease and terminate at the close of business on the business day preceding the date fixed for payment of the amount to be distributed to the holders of the Series D Preferred Stock pursuant to paragraph 4.

         (vi) The number of shares into which the Series D Preferred Stock is convertible will be determined without giving effect to any Accruing Dividends on the Series D Preferred Stock. No consideration will be payable in respect of any Accrued Dividends that may exist with respect to any Series D Preferred Stock that the holder elects to convert into Common Stock and the exercise by a holder of Series D Preferred Stock into Common Stock shall constitute a waiver in all respects of any and all rights that the holder may have to such Accruing Dividends, except for Accruing Dividends which accrue through December 31, 2000, which shall be payable in full upon conversion, as provided in the last sentence of paragraph 3(a).

         (vii) Notwithstanding anything herein to the contrary, a holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series D Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series D Preferred Stock in shares of Common Stock at a time when the Common Stock underlying the Series D Preferred Stock is not registered for resale under the Securities Act) if and to the extent that the issuance to the holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the holder owning more than 9.9% of the shares of Common Stock outstanding after such conversion.

         (viii) Common Stock issued upon conversion will include rights to purchase Series A Preferred Stock (the "Rights") in accordance with the terms of the Corporation's Rights Agreement, if such conversion occurs prior to the distribution of such Rights or the redemption or expiration thereof.

         5(b). Issuance of Certificates; Time Conversion Effected. (i) Promptly after the receipt of the written notice referred to in subparagraph 5(a)(iv) and surrender of the certificate or certificates for the share or shares of Series D Preferred Stock to be converted, the Corporation shall issue and deliver or cause to be issued and delivered, to such holder of Series D Preferred Stock or to such holder's nominee or nominees, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock, including, subject to subparagraph 5(c) below, fractional shares, as necessary, issuable upon the conversion of such share or shares of Series D Preferred Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and its transfer agent (by mail or telecopier); provided that the original notice and the certificate or certificates for such share or shares of Series D Preferred Stock to be so converted shall have been surrendered to the Corporation and the transfer agent within five (5) days of the date of receipt of such notice, and at such time the rights of the holder of such share or shares of Series D Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         (ii) In the case of automatic conversion, the outstanding shares of Series D Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series D Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series D Preferred Stock at the office of the Corporation or any transfer agent for the Series D Preferred Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series D Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, each certificate formerly representing shares of Series D Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

         5(c). Fractional Shares; Partial Conversion. In the event that the computation pursuant to subparagraph 5(a) of the number of shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock results in any fractional share of Common Stock, the Corporation may, at its option, issue fractional shares or scrip representing fractional shares of Common Stock or pay in cash the value of such fractional shares of Common Stock upon such conversion, which for this purpose shall be deemed to equal the last reported sales price of the Common Stock prior to the First Conversion Date. In case the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 5(a) exceeds the number of shares converted, the


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

Corporation shall, upon such conversion, issue and deliver to the holder of the Certificate or Certificates so surrendered, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered which are not to be converted, and which new certificate or certificates shall entitle the holder thereof to the rights of the shares of Series D Preferred Stock represented thereby to the same extent as if the Certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         5(d). Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 5(m) below or in the case of any Permitted Issuance, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5(d)(1) through 5(d)(4), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (on a fully diluted basis as provided in subparagraph 5(d)(5) below) immediately prior to such issue or sale and (B) the number of shares of Common Stock that the consideration, if any, received by the Corporation upon such issuance or sale would have purchased at the Conversion Price divided by the Conversion Price and (ii) the denominator of which shall be equal to the total number of shares of Common Stock outstanding (on a fully diluted basis as provided in subparagraph 5(d)(5)) immediately after such issue or sale.

         For purposes hereof,  "Permitted  Issuances" means the issue or sale of
(i) shares of Common Stock by the Corporation pursuant to the exercise or conversion, as the case may be, of Convertible Securities outstanding, or issuable under a binding contract existing, immediately prior to the first Closing (as adjusted pursuant to the terms of such securities to give effect to stock dividends or stock splits or a combination of shares in connection with a recapitalization, merger, consolidation or other reorganization occurring after the Closing), and (ii) options to acquire Common Stock by the Corporation pursuant to a resolution of, or a stock option plan approved by a resolution of, the Board of Directors of the Corporation (or the compensation committee thereof) to the Corporation's employees or directors.

         For purposes of this subparagraph 5(d), the following subparagraphs 5(d)(1) to 5(d)(5) shall also be applicable:

         5(d)(1). Issuance of Rights or Options. Except in the event of any Permitted Issuance, in case at any time the Corporation shall in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable (with or without further consideration) for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale by the Corporation of all such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price, then the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding when computing the Conversion Price. Except as otherwise provided in subparagraph 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of Common Stock or Convertible Securities upon exercise of such Options or upon the actual issue of Common Stock upon conversion or exchange of such Convertible Securities.

         5(d)(2). Issuance of Convertible Securities. Except in the event of any Permitted Issuance, in case at any time the Corporation shall in any manner issue (whether directly or upon assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding when computing the Conversion Price; provided, that (A) except as otherwise provided in subparagraph 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any

Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         5(d)(3). Change in Option Price or Conversion Rate. If (i) the exercise price provided for in any Option referred to in subparagraph 5(d)(1), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5(d)(1) or 5(d)(2), (iii) the additional consideration, if any, payable upon the issuance of any Convertible Securities issuable upon the exercise of any Options referred to in subparagraph 5(d)(1), (iv) the number of shares of Common Stock issuable upon the exercise of Options referred to in subparagraph 5(d)(1), or (v) the rate at which Convertible Securities referred to in subparagraph 5(d)(1) or 5(d)(2) are convertible into or exchangeable for Common Stock, shall change at any time
(including, but not limited to, changes under or by reason of provisions designed to protect against dilution), then upon the happening of such event the Conversion Price shall forthwith be readjusted to the Conversion Price which would have been in effect had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, number of shares or conversion rate, as the case may be, at the time initially granted, issued or sold. Upon the expiration of any Option referred to in subparagraph 5(d)(1) or the expiration or termination of any right to convert or exchange Convertible Securities referred to in subparagraphs 5(d)(1) or (2), the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued;

         5(d)(4). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration at the time of such issuance or sale as determined in good faith by the Board of Directors of the Corporation, without deduction of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation. If the Board of Directors of the Corporation shall not make any determination, the consideration for the options shall be deemed to be zero.

         5(d)(5). Treasury Shares: Full Dilution. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 5(d). The number of shares outstanding at any given time shall include, in addition to shares of Common Stock then issued and outstanding, all shares of Common Stock issuable upon the exercise of all Options or Convertible Securities outstanding.

         5(e). Subdivision or Combination of Common Stock or Series D Preferred Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price shall be proportionately increased. Any dividend or other distribution made upon any capital stock of the Corporation payable in Common Stock or in any security convertible into or exercisable for Common Stock (other than the Series D Preferred Stock) without or for de minimus consideration shall be deemed to be a subdivision for purposes of this subparagraph 5(e). In the event of a subdivision or combination of the Series D Preferred Stock, the Liquidation Amount (and the public offering price referred to in paragraph 5(a)) shall be proportionately reduced or increased, as the case may be.

         5(f). Reorganization. Reclassification. Merger or Distribution. If any of the following shall occur: (i) any distribution on the capital stock of the Corporation or capital reorganization or reclassification of such capital stock which is effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, evidence of indebtedness or other assets (other than cash dividends out of current or retained earnings) with respect to or in exchange for Common Stock, (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, the outstanding shares of Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then, as a condition of such distribution, reorganization, classification, consolidation, merger, sale or conveyance, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series D Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series D Preferred Stock, such shares of stock, securities, evidence of indebtedness or assets as may be issued or payable in such transaction with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance not already taken place, and in such case appropriate provisions shall be made with respect to the right and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, evidence of indebtedness or assets thereafter deliverable upon the exercise of such conversion rights. Anything herein to the contrary notwithstanding, if the provisions of this subparagraph 5(f) shall be deemed to apply to any distribution, reorganization, reclassification, consolidation, merger, sale or conveyance in respect of the Corporation or its capital stock, no duplicative adjustments shall be made to the Conversion Price pursuant to subparagraph 5(d) or 5(e) upon the occurrence of such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance.

         5(g). Notice of Adjustment, Redemption. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

         Any election of redemption pursuant to paragraph 5(a) shall be by a written redemption notice (the "Redemption Notice"), delivered (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to the Corporation or each holder of shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, as applicable, notifying such holders or the Corporation of the redemption and specifying the redemption price applicable to the Series D Preferred Stock and the redemption date (which shall not be earlier than 30 days following delivery of the Redemption Notice). On or after the redemption date fixed in such Redemption Notice, each holder of shares of Series D Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at its principal place of business and thereupon the redemption price of such shares shall be paid to, or to the order of, the holder whose name appears on such certificate or certificates as the owner thereof. From and after the close of business on the redemption date, unless (i) there shall have been a default in the payment of the redemption price upon surrender of a certificate or certificates representing shares of Series D Preferred Stock to be redeemed or (ii) the provisions of paragraph 6 below shall be applicable, all rights of holders of shares of Series D Preferred Stock subject to redemption on the redemption date (except the right to receive the redemption price upon surrender of a certificate or certificates representing shares of Series D Preferred Stock to be redeemed, but without interest) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         5(h).  Other Notices.  In case at any time:

                  (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (iii) there shall be any distribution (other than a cash dividend) on the capital stock of the Corporation or capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give (A) by certified or registered mail, return receipt requested, postage prepaid, (B) by a nationally known overnight delivery service or (C) delivered by hand, addressed to each holder of any shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and the date when the same shall take place. Such notice in accordance with the foregoing sentence shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         5(i). Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series D Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

         5(j). Reissuance of Preferred Stock. Shares of Series D Preferred Stock which are converted into shares of Common Stock as provided herein shall resume the status of authorized and unissued shares of Preferred Stock without designation as to series or class until shares are once more designated as part of a particular series or class by the Board of Directors of the Corporation.

         5(k). Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided. that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred Stock which is being converted.

         5(l). Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         5(m). Limitations on Adjustments. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 (one cent) in such Conversion Price; provided, that any adjustment which by reason of this subparagraph 5(m) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations of shares of Common Stock or Series D

Preferred Stock under this paragraph 5 shall be rounded to the nearest three decimal points.

         6. Certain Approvals. The Corporation acknowledges that as a prerequisite to the conversion of Series D Preferred Stock as contemplated hereby it may be necessary for a holder of Series D Preferred Stock to comply with the filing and notice requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the filing fee for which shall be paid by the Corporation; provided, that all reasonable efforts shall be made by the holders of Series D Preferred Stock to require only one such filing), the requirements of any exchange or market on which the Common Stock may be listed (including, without limitation, the requirement of shareholder approval prior to the issuance of Common Stock upon conversion) or other laws, rules or regulations applicable to such conversion. The Corporation will, at its expense, fully cooperate with the holders of Series D Preferred Stock and use its best efforts to cause any such prerequisite to be met. In the event such prerequisite has not been met on the applicable conversion date, then such date shall, as to such holder of Series D Preferred Stock, be extended until such prerequisite is met, and during such time Accruing Dividends shall continue to accrue as contemplated by paragraph 3 above and such shares of Series D Preferred Stock shall remain outstanding and be entitled to all rights and preferences provided herein.

         7. Information Rights. Each holder of Series D Preferred Stock will be entitled to copies of all material provided to holders of Common Stock and copies of all filings made with the Securities and Exchange Commission pursuant to rules and regulations thereof upon request by such holder.

         8.  Definitions.

         "Additional Warrants" shall have the meaning set forth in the Stock Purchase Agreement dated January 12, 1999.

         "Affiliate" of a Person shall mean someone that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         "Board  of  Directors"  shall   mean   the  Board  of  Directors of the
Corporation.

         "Change of Control" shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of the capital stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; (iii) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Corporation; or (iv) the replacement of a majority of the Board of Directors of the Corporation over a two-year period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Corporation then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         "Closing" shall mean the date of closing of a purchase and sale of shares of Series D Preferred Stock, which may occur on one or more dates.

         "Common Stock" shall mean the common stock, $.001 par value, of the Corporation.

         "EBITDA" means the earnings before interest, taxes, depreciation and amortization of the Corporation, determined in accordance with applicable generally accepted accounting principles, applied in a manner consistent with the Corporation's publicly filed financial statements.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Issue Date" shall mean the date of original issuance of any share of Series D Preferred Stock.

         "Junior Stock" shall mean any class or series of capital stock (including Common Stock) of the Corporation (other than Series A Preferred Stock and Series C Preferred Stock) which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to the Series D Preferred Stock as to dividends and rights upon liquidation (or in the case of Preferred Stock issued after the date hereof which has not received the consent required by paragraph 2(a) hereto).

         "Nasdaq" shall mean the Nasdaq Stock Market.

         "Person" shall mean an individual, corporation, trust partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

         "Preferred Stock" shall mean any class or series of preferred stock of the Corporation.

         "Senior Stock" shall mean any class or series of Preferred Stock of the Corporation (including Series A Preferred Stock and Series C Preferred Stock) which, at the time of issuance, is declared to be senior to the Series D Preferred Stock as to dividends and rights upon liquidation and (in the case of Preferred Stock issued after the date hereof) which has received the consent required by paragraph 2(a) hereto.

         "Series A Preferred Stock" shall mean the Series A Participating Preferred Stock, par value $.001 per share, of the Corporation.

          "Series C Preferred Stock" shall mean the 8% Series C Cumulative Convertible Preferred Stock, par value $.001 per share, of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury this _____ day of January, 1999.



                                         ---------------------------------------
                                         Christopher J.  Vizas
                                         Chairman of the Board and President



[SEAL]


ATTEST:




-----------------------------------
John Koonce
Assistant Secretary

                            CERTIFICATE OF CORRECTION
                 OF JANUARY 12, 1999 CERTIFICATE OF DESIGNATIONS
                           OF EXECUTIVE TELECARD, LTD.

                 Executive Telecard, Ltd. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

                  1. The Certificate of Designations, Rights, Preferences, Privileges and Restrictions of 8% Series D Cumulative Convertible Preferred Stock by Resolution of the Board of Directors of the Corporation filed with the Secretary of State of the State of Delaware on January 12, 1999 (the "Certificate of Designations") is an inaccurate record of the corporate action therein referred to and requires correction as permitted by subsection (f) of
Section 103 of the DGCL.

                  2. The inaccuracy or defect of said Certificate of Designations to be corrected is specified as follows. The word "Additional" was not actually intended to precede the word "Warrants" in numbered paragraph 5(a)(i) and in the first paragraph of numbered paragraph 8 of the Certificate of Designations. The inclusion of the word "Additional" preceding the word "Warrants" in numbered paragraph 5(a)(i) and in the first paragraph of numbered paragraph 8 was inadvertent.

                  3.  Numbered   paragraph   5(a)(i)  of  the   Certificate   of
Designations is hereby corrected to read, and in corrected form reads, as set forth below:

                    "5(a). Right to Convert. (i) Subject to the terms and conditions of paragraph 5, including this paragraph 5(a)(i), the holder of any share or shares of Series D Preferred Stock shall have the right at the option of the holder to convert any such share or shares of Series D Preferred Stock, at any time following the 90th day following the relevant Closing (the "First Conversion Date"), into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is obtained by (1) multiplying the number of shares of Series D Preferred Stock by the Liquidation Amount and (2) dividing the result by the initial conversion price equal to the lesser of (x) $1.60 and (y) in the event (and only in the event) that the Corporation does not have positive EBITDA for any fiscal quarter commencing with the quarter in which the first Closing occurs and the third fiscal quarter of the Corporation's 1999 fiscal year and does not complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Corporation of at least $20 million on or prior to the end of the third fiscal quarter of the Corporation's 1999 fiscal year, the last reported closing bid price of the Common Stock on Nasdaq on the last trading day prior to the Corporation's receipt of the written notice referred to in subparagraph 5(a)(iv) of such conversion (such conversion price, as it may have last been adjusted pursuant to the terms hereof, is referred to herein as the "Conversion Price"). Notwithstanding the foregoing, except as provided below, the Series D Preferred Stock (including any shares issued in payment of dividends) may be converted into a maximum of 3,260,091 shares of Common Stock (reduced by the number of shares that are issued upon the exercise of any Warrants), and from and after issuance of such number of shares of Common Stock upon conversion of the Series D Preferred Stock, all shares of the Series D Preferred Stock (whether or not then outstanding) shall cease to be convertible (a "Cessation of Conversion Event"). On or after forty-five (45) days following the Cessation of Conversion Event, the Corporation shall, upon written election by the Corporation or any holder, redeem the number of outstanding shares of Series D Preferred Stock as are indicated in such written election for an amount equal to the Liquidation Preference of such shares. Any redemption by the Corporation shall be made ratably among the holders of Series D Preferred Stock. In the event that the Company receives all requisite shareholder approvals to issue more than the maximum number of shares of Common Stock set forth above, the Company shall issue all shares of Common Stock issuable upon conversion of the Series D Preferred Stock, even if such number exceeds the maximum share limitation set forth above."

                  4. The first paragraph of numbered paragraph 8 of the Certificate of Designations is hereby corrected to read, and in corrected form reads, as set forth below:

                 8.  Definition

                       "Warrants' shall have the meaning set forth in the Stock Purchase Agreement dated January 12, 1999."

                  IN WITNESS WHEREOF, Executive Telecard, Ltd. has caused this Certificate of Correction to be duly executed and acknowledged in accordance with Section 103 of the DGCL.

                                         EXECUTIVE TELECARD, LTD.



                                         By:
                                            ------------------------------------
                                            Name:
                                            Title: